UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2011

NEONODE INC.
(Exact name of issuer of securities held pursuant to the plan)

Commission File Number 0-8419

Delaware	94-1517641
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

Linnegatan 89, SE-115 23 Stockholm, Sweden&
2700 Augustine Dr., Suite 100, Santa Clara, CA. 95054
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code:
+46 8 667 17 17 — Sweden
 1 925 768 0620 — USA

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 3.02        Unregistered Sales of Equity Securities

Signatures

Item 3.02      Unregistered Sales of Securities

In March 2011 we issued convertible notes (the “Convertible Notes”) to investors who loaned the Company an aggregate of approximately $4.2 million.  The Convertible Notes were subject to automatic conversion into shares of our common stock, at a conversion price of $2.50 per share, in the event we consummated a financing in the amount of at least $5 million.  In October and November 2011 note holders of $575,000 of the original approximately $4.2 million Convertible Notes exercised their right to convert their notes and accrued interest and were issued 232,125 shares of our common stock. The Convertible Notes are described in more detail in our Annual Report on Form 10-K filed with the SEC on March 31, 2011.

On December 13, 2011 we consummated a financing in which the gross proceeds to the company were in excess of $5 million.  Accordingly, on December 14, 2011, the remaining outstanding principal balance totaling approximately $3.6 million of Convertible Notes, plus accrued interest, was automatically converted into 1,612,697 additional shares of our common stock.   As of December 14, 2011, the entire original total of approximately $4.2 million Convertible Note has been retired and converted into shares of our common stock.

The issuance of shares of our common stock upon the conversion of the Convertible Notes are exempt from registration under Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and regulations promulgated thereunder.  The shares of common stock issued upon conversion of the Convertible Notes will not be registered under the Securities Act, or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEONODE, INC.

Date: December 20, 2011	By:	/s/ David W. Brunton
Name: David W. Brunton
Title: Chief Financial Officer